Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Solitario Zinc Corp.’s Registration Statements on Form S-3 (File No. 333-249129) and on Form S-8 (File Nos. 333-224224 and 333-190304) of our report dated March 5, 2021, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC

March 5, 2021
Denver, Colorado